EXHIBIT 99

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                  CODORUS VALLEY BANCORP, INC.
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                          PRESS RELEASE

                  CODORUS VALLEY BANCORP, INC.

            COMMON STOCK REPURCHASE PROGRAM INITIATED


York, Pennsylvania
February 9, 1999
Contact Person:  Larry J. Miller, President/CEO

Codorus Valley Bancorp, Inc. ("CVLY") announced that its Board of Directors has authorized the purchase, in open market and privately negotiated transactions, of up to 112,500 shares of its outstanding common stock, or approximately 4.9% of the currently outstanding shares. Repurchases are authorized to be made by CVLY from time to time when market conditions warrant. In announcing the plan, Larry
J. Miller, President and CEO of CVLY stated that the Board of Directors believes that the opportunity to purchase CVLY common stock represents an attractive opportunity for the Corporation and its shareholders. The purchases are expected to be funded by using available excess capital.

Codorus Valley Bancorp, Inc., with consolidated assets of approximately $273 million, is the parent company of PEOPLESBANK, A Codorus Valley Company. PEOPLESBANK operates eight full service community locations in southern York County and the Trust and Investment Services Division is located at the Codorus Valley Corporate Center.


    Codorus Valley Corporate Center, 105 Leader Heights Road,
               P.O. Box 2887, York, PA 17405-2887
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                 717-747-1519 - Fax 717-747-0490